Exhibit 99 (a)

Contact:	Office of Investor Relations

e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES THIRD QUARTER 2003 RESULTS

Boston, Massachusetts, November 12, 2003.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2003 results.  Net income available to common shareholders for the three months ended September 30, 2003 was $6.7 million, or $0.44 per diluted share, compared to $3.4 million, or $0.58 per diluted share, for the comparable 2002 period.  Net income available to common shareholders for the nine months ended September 30, 2003 was $22.7 million, or $1.48 per diluted share, compared to $8.2 million, or $1.41 per diluted share, for the comparable 2002 period.  Safety’s book value per share was $17.40 at September 30, 2003, compared to $16.07 at December 31, 2002, based on 15,259,991 shares of common stock outstanding at the end of each period.

Direct written premiums for the three months ended September 30, 2003 increased by $13.2 million, or 10.5%, to $139.4 million from $126.2 million for the comparable 2002 period.  Direct written premiums for the nine months ended September 30, 2003 increased by $43.3 million, or 10.6%, to $452.9 million from $409.6 million for the comparable 2002 period. The primary reason for the 2003 increase occurred in our personal automobile line which experienced a 7.0% increase in average written premium and a 2.7% increase in written exposures. In addition, we increased our commercial automobile line average rates by 7.1% effective December 16, 2002 and had a 6.9% increase in written exposures, while we increased our homeowners line average rates by 9.3% effective February 19, 2003 and had a 2.0% decrease in written exposures.

Net written premiums for the three months ended September 30, 2003 increased by $13.6 million, or 10.9%, to $138.4 million from $124.8 million for the comparable 2002 period.  Net written premiums for the nine months ended September 30, 2003 increased by $39.9 million, or 9.7%, to $450.1 million from $410.2 million for the comparable 2002 period.  This was primarily due to an increase in direct written premiums, offset by an increase in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net earned premiums for the three months ended September 30, 2003 increased by $13.5 million, or 11.0%, to $135.8 million from $122.3 million for the comparable 2002 period.  Net earned premiums for the nine months ended September 30, 2003 increased by $37.4 million, or 10.3%, to $401.2 million from $363.8 million for the comparable 2002 period.  This was primarily due to increased rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the three months ended September 30, 2003 decreased to $5.7 million from $6.1 million for the comparable 2002 period.  Investment income for the nine months ended September 30, 2003 of $19.7 million remained consistent with the comparable 2002 period.  Average cash and investment securities (at amortized cost) increased by $78.1 million or 14.2% to $628.5 million for the nine months ended September 30, 2003 from $550.4 million for the nine months ended September 30, 2002.  Partially offsetting the effect of this increase was a decrease in net effective yield on our investment portfolio to 4.2% from 4.8% during the same period in 2002 due to declining interest rates, as well as a change in management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 4.2 years at September 30, 2003 from 4.3 years at June 30, 2003 and from 5.0 years at December 31, 2002.

Net realized gains on investments for the three months ended September 30, 2003 decreased to $0.5 million from $1.4 million for the comparable 2002 period.  Net realized gains (losses) on investments for the nine months ended September 30, 2003 increased to a $9.8 million gain from a $(1.0) million loss for the comparable 2002 period.  These increases were primarily due to the sale of certain securities related to our current investment strategy to shorten portfolio duration as protection against future increases in interest rates.

GAAP loss, expense and combined ratios for the three months ended September 30, 2003 were 75.8%, 25.1% and 100.9% compared to 76.7%, 26.8% and 103.5% for the comparable 2002 period.  GAAP loss, expense and combined ratios for the nine months ended September 30, 2003, were 77.8%, 24.6% and 102.4% compared to 76.1%, 26.8% and 102.9% for the comparable 2002 period.  Our third quarter 2003 combined ratio decreased by 2.6% from the comparable 2002 period, primarily due to expense reductions and increased rates in all our lines of business.  Our nine months ended September 30, 2003 combined ratio decreased by 0.5% from the comparable 2002 period, primarily as a result of a 2.2% decrease in the expense ratio, offset by a 1.7% increase in the loss ratio due to the impact of increased claim frequency from severe winter conditions in Massachusetts during the first quarter of 2003.

Interest expense for the three months ended September 30, 2003 decreased by $1.7 million to $0.2 million from $1.9 million for the comparable 2002 period.  Interest expense for the nine months ended September 30, 2003 decreased by $5.6 million to $0.5 million from $6.1 million for the comparable 2002 period.  Interest expenses for the 2002 period were related to old debt facilities that were extinguished concurrent with Safety’s IPO on November 27, 2002.  Primarily as a result of the IPO, Safety significantly reduced debt outstanding to $20.0 million at September 30, 2003 from $96.5 million at September 30, 2002.

On August 21, 2003, the Board of Directors approved and declared an increase to $0.10 per share quarterly cash dividend, from $0.07, on its issued and outstanding common stock, which was paid on September 15, 2003, to shareholders of record at the close of business on September 1, 2003.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, financial reports, SEC Filings, investor information and other items of interest are available under “Investor Information” on Safety’s web site located at www.SafetyInsurance.com.  Safety filed its December 31, 2002 Form 10-K with the U.S. Securities and Exchange Commission on March 31, 2003, filed its March 31, 2003 and June 30, 2003 Forms 10-Q on May 15, 2003 and August 14, 2003, respectively, and expects to file its September 30, 2003 Form 10-Q on or before November 14, 2003 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $637,853 and $581,854, respectively)	$660,782	$603,886
Cash and cash equivalents	25,001	34,777
Accounts receivable, net of allowance for doubtful accounts	143,843	122,005
Accrued investment income	7,527	6,812
Taxes receivable	1,355	1,546
Receivable from reinsurers related to paid loss and loss adjustment expenses	25,297	40,886
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	74,716	66,661
Prepaid reinsurance premiums	34,396	30,967
Deferred policy acquisition costs	43,434	36,992
Deferred income taxes	7,654	6,245
Equity and deposits in pools	35,287	24,983
Other assets	1,886	2,836
Total assets	$1,061,178	$978,596

Liabilities
Loss and loss adjustment expense reserves	$371,649	$333,297
Unearned premium reserves	324,353	271,998
Accounts payable and accrued liabilities	22,944	33,222
Outstanding claims drafts	19,094	19,391
Payable for securities	1,481	18,814
Payable to reinsurers	36,145	36,666
Debt	19,956	19,956
Total liabilities	795,622	733,344

Commitments and contingencies

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized, 15,259,991 shares issued and outstanding	153	153
Additional paid-in capital	110,632	110,632
Accumulated other comprehensive income, net of taxes	14,904	14,321
Promissory notes receivable from management	(94)	(737)
Retained earnings	139,961	120,883
Total shareholders’ equity	265,556	245,252
Total liabilities and shareholders’ equity	$1,061,178	$978,596

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands except per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net earned premiums	$135,842	$122,343	$401,183	$363,763
Investment income	5,745	6,060	19,733	19,719
Net realized gains (losses) on investments	459	1,420	9,830	(968)
Finance and other service income	4,048	3,503	11,693	10,609
Total income	146,094	133,326	442,439	393,123
Losses and loss adjustment expenses	102,909	93,835	311,992	276,761
Underwriting, operating and related expenses	34,157	32,816	98,627	97,543
Interest expenses	161	1,924	496	6,075
Total expenses	137,227	128,575	411,115	380,379
Income before income taxes	8,867	4,751	31,324	12,744
Income tax expense	2,138	1,031	8,583	3,555
Net income	$6,729	$3,720	$22,741	$9,189
Dividends on mandatorily redeemable preferred stock	—	(336)	—	(1,008)
Net income available to common shareholders	$6,729	$3,384	$22,741	$8,181

Earnings per common share:
Net income available to common shareholders
Basic	$0.44	$0.61	$1.49	$1.48
Diluted	$0.44	$0.58	$1.48	$1.41

Cash dividends paid per common share	$0.10	$—	$0.24	$—

Weighted average number of common shares outstanding
Basic	15,259,991	5,519,492	15,259,991	5,519,492
Diluted	15,359,641	5,809,992	15,322,905	5,809,992